Exhibit 99.1
For Immediate Release

Investar Holding Corporation Announces 2019 Second Quarter Results

BATON ROUGE, LA (July 25, 2019) – Investar Holding Corporation (NASDAQ: ISTR) (the “Company”), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended June 30, 2019. The Company reported net income of $4.9 million, or $0.48 per diluted common share, for the second quarter of 2019, compared to $3.9 million, or $0.40 per diluted common share, for the quarter ended March 31, 2019, and $3.8 million, or $0.39 per diluted common share, for the quarter ended June 30, 2018.

On a non-GAAP basis, core earnings per diluted common share for the second quarter were $0.47 compared to $0.46 for the first quarter of 2019 and $0.40 for the quarter ended June 30, 2018. Core earnings exclude certain non-operating items including, but not limited to, acquisition expense and changes in the fair value of equity securities (refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics).

The Company’s balance sheet and statement of income as of and for the three months ended June 30, 2019 and March 31, 2019 include the impact of the Company’s acquisition of Mainland Bank (“Mainland”), which was completed on March 1, 2019. As of the acquisition date, Mainland had approximately $127.1 million in total assets, including $82.4 million in loans, and approximately $107.6 million in deposits. The assets acquired and liabilities assumed have been recorded at fair value in the Company’s consolidated balance sheet and are subject to change pending finalization of all valuations.
Investar Holding Corporation President and Chief Executive Officer John D’Angelo said:
“I am pleased to announce another successful quarter for Investar with record earnings, an improved net interest margin, and solid asset quality. This is the first quarter of operations following the acquisition of Mainland and our financial results reflect the positive impact of the acquisition on our balance sheet and income statement. We look forward to realizing additional benefits from the acquisition going into the next quarter.
We were also excited to announce our charter change during the quarter. We believe the national bank charter fits with our overall multi-state expansion strategy.
We continue to focus on long-term shareholder value and repurchased 197,425 shares of our common stock at an average price of $22.90 during the quarter. Our efforts remain on originating quality loans, having organically grown our portfolio by 3.2% during the second quarter, and on improving our return on assets and efficiency ratios.”
Second Quarter Highlights

•	Net interest margin increased 6 basis points to 3.59% for the quarter ended June 30, 2019 compared to 3.53% for the quarter ended March 31, 2019.

•
Total revenues, or interest and noninterest income, for the quarter ended June 30, 2019 totaled $24.1 million, an increase of $2.2 million, or 9.9%, compared to the quarter ended March 31, 2019, and an increase of $4.9 million, or 25.7%, compared to the quarter ended June 30, 2018.

•
Total loans increased $48.4 million, or 3.2%, to $1.54 billion at June 30, 2019, compared to $1.49 billion at March 31, 2019, and increased $243.0 million, or 18.7% compared to $1.30 billion at June 30, 2018. Excluding the loans acquired in the Mainland acquisition, or $77.5 million at June 30, 2019, total loans increased $52.0 million, or 3.7%, compared to March 31, 2019, and increased $165.5 million, or 12.7%, compared to June 30, 2018.

•
The business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $616.0 million at June 30, 2019, an increase of $53.4 million, or 9.5%, compared to the business lending portfolio of $562.6 million at March 31, 2019, and an increase of $183.1 million, or 42.3%, compared to the business lending portfolio of $432.9 million at June 30, 2018.

•	Credit quality remains strong with nonperforming loans of 0.37% of total loans at June 30, 2019 compared to 0.40% and 0.33% at March 31, 2019 and June 30, 2018, respectively.

•
Total deposits increased $19.4 million, or 1.3%, to $1.55 billion at June 30, 2019, compared to $1.53 billion at March 31, 2019, and increased $321.3 million, or 26.1%, compared to $1.23 billion at June 30, 2018. The Company acquired approximately $107.6 million in deposits from Mainland at the time of acquisition on March 1, 2019, and the remaining increase is due to organic growth.

•
On June 26, 2019, our board of directors approved an additional 300,000 shares of the Company’s common stock for repurchase under the current stock repurchase program. The Company repurchased 197,425 shares of its common stock through its stock repurchase program at an average price of $22.90 during the quarter ended June 30, 2019, leaving 345,041 shares authorized for repurchase under the current stock repurchase plan.

•
On June 20, 2019, the Company announced that the Bank received the necessary regulatory approvals from the Office of the Comptroller of the Currency and the Louisiana Office of Financial Institutions to convert from a Louisiana state bank charter to a national bank charter. The conversion of the Bank to a national bank charter became effective on July 1, 2019, on which date the Bank’s name changed to Investar Bank, National Association.

Loans
Total loans were $1.54 billion at June 30, 2019, an increase of $48.4 million, or 3.2%, compared to March 31, 2019, and an increase of $243.0 million, or 18.7%, compared to June 30, 2018. Excluding the loans acquired in the Mainland acquisition, or $77.5 million at June 30, 2019, total loans increased $52.0 million, or 3.7%, compared to March 31, 2019, and increased $165.5 million, or 12.7%, compared to June 30, 2018. We experienced the majority of our loan growth in the commercial real estate and commercial and industrial portfolios for the quarter ended June 30, 2019 as we remain focused on relationship banking and growing our commercial loan portfolio.
The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	6/30/2019	3/31/2019	6/30/2018	$	%	$	%	6/30/2019	6/30/2018
Mortgage loans on real estate
Construction and development	$167,232	$171,483	$165,395	$(4,251)	(2.5)%	$1,837	1.1%	10.9%	12.7%
1-4 Family	305,512	299,061	280,335	6,451	2.2	25,177	9.0	19.8	21.6
Multifamily	56,081	57,487	48,838	(1,406)	(2.4)	7,243	14.8	3.6	3.8
Farmland	25,203	24,457	20,144	746	3.1	5,059	25.1	1.6	1.5
Commercial real estate
Owner-occupied	339,130	307,108	287,320	32,022	10.4	51,810	18.0	22.0	22.1
Nonowner-occupied	338,426	339,637	292,946	(1,211)	(0.4)	45,480	15.5	21.9	22.5
Commercial and industrial	276,902	255,476	145,554	21,426	8.4	131,348	90.2	17.9	11.2
Consumer	34,822	40,210	59,779	(5,388)	(13.4)	(24,957)	(41.7)	2.3	4.6
Total loans	$1,543,308	$1,494,919	$1,300,311	$48,389	3.2%	$242,997	18.7%	100%	100%
At June 30, 2019, the Company’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $616.0 million, an increase of $53.4 million, or 9.5%, compared to the business lending portfolio of $562.6 million at March 31, 2019, and an increase of $183.1 million, or 42.3%, compared to the business lending portfolio of $432.9 million at June 30, 2018. The increase in the business lending portfolio compared to March 31, 2019 and June 30, 2018 is mainly attributable to increased production of our Commercial and Industrial Division. The increase in the business lending portfolio compared to June 30, 2018 is also partly attributable loans acquired from Mainland on March 1, 2019, which included owner-occupied commercial real estate and commercial and industrial loans with a total balance of $49.6 million at June 30, 2019.
Consumer loans, including indirect auto loans of $21.6 million, totaled $34.8 million at June 30, 2019, a decrease of $5.4 million, or 13.4%, compared to $40.2 million, including indirect auto loans of $25.9 million, at March 31, 2019, and a decrease of $25.0 million, or 41.7%, compared to $59.8 million, including indirect auto loans of $42.1 million, at June 30, 2018. The decrease in consumer loans is mainly attributable to the scheduled paydowns of this portfolio and is consistent with our business strategy.
Credit Quality
Nonperforming loans were $5.7 million, or 0.37% of total loans, at June 30, 2019, a decrease of $0.3 million compared to $6.0 million, or 0.40% of total loans, at March 31, 2019, and an increase of $1.5 million compared to $4.2 million, or 0.33% of total loans, at June 30, 2018.
The allowance for loan losses was $9.9 million, or 173.43% and 0.64% of nonperforming loans and total loans, respectively, at June 30, 2019, compared to $9.6 million, or 159.93% and 0.64%, respectively, at March 31, 2019, and $8.5 million, or 199.04% and 0.65%, respectively, at June 30, 2018.

The provision for loan losses was $0.4 million for the quarter ended June 30, 2019 compared to $0.3 million for the quarter ended March 31, 2019 and $0.6 million for the quarter ended June 30, 2018. The changes in the provision for loan losses compared to the quarters ended March 31, 2019 and June 30, 2018, are primarily attributable to the changes in incremental loan growth, excluding acquired loan balances, as credit quality and other factors impacting our allowance and related provision were relatively unchanged period over period.
Deposits
Total deposits at June 30, 2019 were $1.55 billion, an increase of $19.4 million, or 1.3%, compared to March 31, 2019, and an increase of $321.3 million, or 26.1%, compared to June 30, 2018.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	6/30/2019	3/31/2019	6/30/2018	$	%	$	%	6/30/2019	6/30/2018
Noninterest-bearing demand deposits	$289,481	$285,811	$222,570	$3,670	1.3%	$66,911	30.1%	18.6%	18.1%
Interest-bearing demand deposits	332,754	333,434	231,987	(680)	(0.2)	100,767	43.4	21.5	18.8
Money market deposit accounts	177,209	188,373	151,510	(11,164)	(5.9)	25,699	17.0	11.4	12.3
Savings accounts	111,222	114,631	117,649	(3,409)	(3.0)	(6,427)	(5.5)	7.2	9.6
Time deposits	641,552	610,544	507,214	31,008	5.1	134,338	26.5	41.3	41.2
Total deposits	$1,552,218	$1,532,793	$1,230,930	$19,425	1.3%	$321,288	26.1%	100.0%	100.0%
Interest-bearing demand deposits and time deposits increased $100.8 million and $134.3 million, respectively, compared to June 30, 2018. These increases are mainly attributable to the increased rates offered for our interest-bearing demand deposits and time deposits to remain competitive in our markets.
Net Interest Income
Net interest income for the second quarter of 2019 totaled $16.3 million, an increase of $1.2 million, or 7.8%, compared to the first quarter of 2019, and an increase of $2.0 million, or 14.0%, compared to the second quarter of 2018. Included in net interest income for both the quarters ended June 30, 2019 and March 31, 2019 is $0.4 million, and for the quarter ended June 30, 2018 is $0.5 million, of interest income accretion from the acquisition of loans. Also included in net interest income for the quarter ended June 30, 2019 are interest recoveries of $0.1 million on acquired loans.
The increase in net interest income in the second quarter of 2019 compared to the same quarter last year was primarily driven by growth in loan and securities balances and the yields earned on those balances, partially offset by an increase in interest expense as we funded the increase in interest-earning assets with increased deposits and borrowings. Interest income for the second quarter of 2019 increased $4.4 million, with $3.3 million and $1.1 million due to increases in the volume and yield, respectively, of interest-earning assets. This increase in interest income was partially offset by an increase in interest expense of $2.4 million, with $0.4 million and $2.0 million due to increases in the volume and cost, respectively, of interest-bearing liabilities compared to the second quarter of 2018.
The Company’s net interest margin was 3.59% for the quarter ended June 30, 2019 compared to 3.53% for the quarter ended March 31, 2019 and 3.70% for the quarter ended June 30, 2018. The yield on interest-earning assets was 4.93% for the quarter ended June 30, 2019 compared to 4.81% for the quarter ended March 31, 2019 and 4.65% for the quarter ended June 30, 2018. The increase in the net interest margin for the quarter ended June 30, 2019 compared to the quarter ended March 31, 2019 is primarily attributable to the increase in the volume of our interest-earning assets. The decrease in net interest margin for the quarter ended June 30, 2019 compared to the quarter ended June 30, 2018 was driven by an increase in the cost of funds required to fund the increase in assets.
Exclusive of the interest income accretion from the acquisition of loans, discussed above, as well as the $0.1 million of interest recoveries in the quarter ended June 30, 2019, net interest margin was 3.49% for the quarter ended June 30, 2019 compared to 3.43% for the quarter ended March 31, 2019 and 3.56% for the quarter ended June 30, 2018, while the yield on interest-earning assets was 4.82% for the quarter ended June 30, 2019 compared to 4.72% and 4.51% for the quarters ended March 31, 2019 and June 30, 2018, respectively.

The cost of deposits increased 11 basis points to 1.52% for the quarter ended June 30, 2019 compared to 1.41% for the quarter ended March 31, 2019, and increased 55 basis points compared to 0.97% for the quarter ended June 30, 2018. The increase in the cost of deposits compared to the quarters ended March 31, 2019 and June 30, 2018 reflects the increased rates offered during the period for our interest-bearing demand deposits and time deposits to remain competitive in our markets and attract new deposits. The overall costs of funds for the quarter ended June 30, 2019 increased 8 and 48 basis points to 1.67% compared to 1.59% and 1.19% for the quarters ended March 31, 2019 and June 30, 2018, respectively. The increase in the cost of funds at June 30, 2019 compared to March 31, 2019 and June 30, 2018 is mainly a result of an increase in the cost of deposits but is also driven by the increased cost of borrowed funds used to finance loan and investment activity.
Noninterest Income
Noninterest income for the second quarter of 2019 totaled $1.7 million, an increase of $0.5 million, or 36.0%, compared to the first quarter of 2019, and an increase of $0.5 million, or 46.0%, compared to the second quarter of 2018. The increase in noninterest income compared to the quarter ended March 31, 2019 is mainly attributable to a $0.3 million increase other operating income and a $0.2 million increase in the gain on sale of investment securities. Other operating income includes, among other things, various operations fees and income recognized on certain equity method investments. During the second quarter of 2019, we recognized $0.2 million in net gains on the sales of approximately $61.9 million of investment securities as we seek to better position the balance sheet for potential reductions in short term interest rates.
The increase in noninterest income compared to the second quarter of 2018 is primarily a result of a $0.1 million and $0.2 million increase in service charges on deposit accounts and other operating income, respectively, as well as a $0.2 million increase in the gain on sale of investment securities, discussed above.
Noninterest Expense
Noninterest expense for the second quarter of 2019 totaled $11.6 million, an increase of $0.3 million, or 2.2%, compared to the first quarter of 2019, and an increase of $1.4 million, or 13.7%, compared to the second quarter of 2018.
The increase in noninterest expense compared to the quarter ended March 31, 2019 is mainly attributable to increases resulting from the acquisition of Mainland on March 1, 2019. Increases include $0.7 million in salaries and employee benefits, $0.2 in other operating expenses, and $0.1 million in depreciation and amortization and data processing. These increases were partially offset by a $0.9 million decrease in acquisition expense.
The increase in noninterest expense compared to the second quarter of 2018 is primarily attributable to increases in depreciation and amortization, salaries and employee benefits, and other operating expenses. The increase in depreciation and amortization resulted from various projects including equipment upgrades at acquired branches and the launch of the Company’s first interactive teller machine, as well as the acquisition of Mainland, which added fixed assets of approximately $2.6 million. The increase in salaries and employee benefits compared to the second quarter of 2018 is mainly attributable to the staffing mix throughout the year, including the addition of our new Commercial and Industrial Division, which includes five new lenders and related support staff hired during the second quarter of 2018, as well as the additional staff from the Mainland acquisition. The increase in other operating expenses compared to the second quarter of 2018 is primarily driven by increased software expense and debit and credit card activity.
Included in noninterest expense for the quarter ended June 30, 2019 is approximately $0.1 million of legal expense related to the collection efforts from a borrower whose loan was acquired in 2017 and who is currently in bankruptcy. Additional expense may be incurred in future quarters until the bankruptcy proceedings are finalized.
Taxes
The Company recorded income tax expense of $1.2 million for the quarter ended June 30, 2019, which equates to an effective tax rate of 19.8%, an increase from the effective tax rate of 19.6% and a decrease from the effective tax rate of 20.2% for the quarters ended March 31, 2019 and June 30, 2018, respectively. Management expects the Company’s effective tax rate to approximate 20% in 2019.
Basic and Diluted Earnings Per Common Share
The Company reported basic and diluted earnings per common share of $0.49 and $0.48, respectively, for the quarter ended June 30, 2019, an increase of $0.09 and $0.08, respectively, compared to basic and diluted earnings per common share of $0.40 for the quarter ended March 31, 2019, and an increase of $0.10 and $0.09, respectively, compared to basic and diluted earnings per common share of $0.39 for the quarter ended June 30, 2018.

About Investar Holding Corporation
Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association, a national bank. The Bank serves several markets across south Louisiana with 21 branches, and serves the greater Houston market in southeast Texas with three branches. At June 30, 2019, the Company had 283 full-time equivalent employees.
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s financial results, and the Company believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting the Company’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and the Company strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•
our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate acquired operations;

•	changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•
possible cessation or market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, hedging products, debt obligations, investments and loans;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;

•	the concentration of our business within our geographic areas of operation in Louisiana and Texas; and

•	concentration of credit exposure.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

For further information contact:
Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	6/30/2019	3/31/2019	6/30/2018	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$22,388	$20,686	$18,009	8.2%	24.3%
Total interest expense	6,057	5,530	3,689	9.5	64.2
Net interest income	16,331	15,156	14,320	7.8	14.0
Provision for loan losses	369	265	567	39.2	(34.9)
Total noninterest income	1,742	1,281	1,193	36.0	46.0
Total noninterest expense	11,554	11,303	10,160	2.2	13.7
Income before income taxes	6,150	4,869	4,786	26.3	28.5
Income tax expense	1,216	952	966	27.7	25.9
Net income	$4,934	$3,917	$3,820	26.0	29.2

AVERAGE BALANCE SHEET DATA
Total assets	$1,951,559	$1,854,191	$1,655,709	5.3%	17.9%
Total interest-earning assets	1,823,196	1,743,438	1,553,813	4.6	17.3
Total loans	1,523,004	1,436,798	1,269,894	6.0	19.9
Total interest-bearing deposits	1,236,324	1,183,568	1,001,037	4.5	23.5
Total interest-bearing liabilities	1,455,623	1,413,623	1,247,695	3.0	16.7
Total deposits	1,514,146	1,422,632	1,223,441	6.4	23.8
Total stockholders’ equity	203,911	189,822	175,801	7.4	16.0

PER SHARE DATA
Earnings:
Basic earnings per common share	$0.49	$0.40	$0.39	22.5%	25.6%
Diluted earnings per common share	0.48	0.40	0.39	20.0	23.1
Core Earnings(1):
Core basic earnings per common share(1)	0.47	0.47	0.40	—	17.5
Core diluted earnings per common share(1)	0.47	0.46	0.40	2.2	17.5
Book value per common share	20.68	20.04	18.50	3.2	11.8
Tangible book value per common share(1)	18.02	17.36	16.42	3.8	9.7
Common shares outstanding	9,937,752	10,129,993	9,517,328	(1.9)	4.4
Weighted average common shares outstanding - basic	10,008,882	9,675,381	9,588,873	3.4	4.4
Weighted average common shares outstanding - diluted	10,104,246	9,770,752	9,648,021	3.4	4.7

PERFORMANCE RATIOS
Return on average assets	1.01%	0.86%	0.93%	17.4%	8.6%
Core return on average assets(1)	0.97	0.98	0.94	(1.0)	3.2
Return on average equity	9.70	8.37	8.72	15.9	11.2
Core return on average equity(1)	9.25	9.62	8.85	(3.8)	4.5
Net interest margin	3.59	3.53	3.70	1.7	(3.0)
Net interest income to average assets	3.34	3.31	3.47	0.9	(3.7)
Noninterest expense to average assets	2.42	2.47	2.46	(2.0)	(1.6)
Efficiency ratio(2)	63.93	68.76	65.49	(7.0)	(2.4)
Core efficiency ratio(1)	64.96	63.96	64.99	1.6	—
Dividend payout ratio	11.24	13.13	10.01	(14.4)	12.3
Net charge-offs to average loans	0.01	0.01	0.02	—	(50.0)

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for loan losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	6/30/2019	3/31/2019	6/30/2018	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.36%	0.40%	0.50%	(10.0)%	(28.0)%
Nonperforming loans to total loans	0.37	0.40	0.33	(7.5)	12.1
Allowance for loan losses to total loans	0.64	0.64	0.65	—	(1.5)
Allowance for loan losses to nonperforming loans	173.43	159.93	199.04	8.4	(12.9)

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	10.29%	10.35%	10.44%	(0.6)%	(1.4)%
Tangible equity to tangible assets(1)	9.09	9.09	9.38	—	(3.1)
Tier 1 leverage ratio	9.59	10.03	10.22	(4.4)	(6.2)
Common equity tier 1 capital ratio(2)	10.51	11.07	11.64	(5.1)	(9.7)
Tier 1 capital ratio(2)	10.90	11.48	12.11	(5.1)	(10.0)
Total capital ratio(2)	12.57	13.23	14.04	(5.0)	(10.5)
Investar Bank:
Tier 1 leverage ratio	10.53	10.92	11.14	(3.6)	(5.5)
Common equity tier 1 capital ratio(2)	11.97	12.48	13.21	(4.1)	(9.4)
Tier 1 capital ratio(2)	11.97	12.48	13.21	(4.1)	(9.4)
Total capital ratio(2)	12.56	13.09	13.82	(4.0)	(9.1)

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for June 30, 2019.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	June 30, 2019	March 31, 2019	June 30, 2018
ASSETS
Cash and due from banks	$30,400	$22,535	$21,338
Interest-bearing balances due from other banks	33,519	47,506	13,483
Federal funds sold	—	2,362	10
Cash and cash equivalents	63,919	72,403	34,831

Available for sale securities at fair value (amortized cost of $252,554, $265,981, and $247,317, respectively)	253,985	264,257	241,587
Held to maturity securities at amortized cost (estimated fair value of $15,480, $15,816 and $17,064, respectively)	15,473	15,816	17,299
Loans, net of allowance for loan losses of $9,924, $9,642, and $8,451, respectively	1,533,384	1,485,277	1,291,860
Other equity securities	14,537	14,392	13,095
Bank premises and equipment, net of accumulated depreciation of $11,078, $10,513, and $8,805, respectively	46,097	45,717	39,253
Other real estate owned, net	1,529	1,748	4,225
Accrued interest receivable	6,880	6,377	4,842
Deferred tax asset	—	38	1,429
Goodwill and other intangible assets, net	26,409	27,143	19,952
Bank-owned life insurance	29,204	24,011	23,543
Other assets	5,224	4,715	5,555
Total assets	$1,996,641	$1,961,894	$1,697,471

LIABILITIES
Deposits
Noninterest-bearing	$289,481	$285,811	$222,570
Interest-bearing	1,262,736	1,246,982	1,008,360
Total deposits	1,552,217	1,532,793	1,230,930
Advances from Federal Home Loan Bank	196,600	185,093	237,075
Repurchase agreements	1,876	2,218	16,752
Subordinated debt	18,238	18,227	18,191
Junior subordinated debt	5,871	5,858	5,819
Accrued taxes and other liabilities	16,340	14,691	11,474
Total liabilities	1,791,142	1,758,880	1,520,241

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 9,937,752, 10,129,993 and 9,581,034 shares outstanding, respectively	9,938	10,130	9,581
Surplus	140,856	144,813	132,166
Retained earnings	53,492	49,104	39,258
Accumulated other comprehensive loss	1,213	(1,033)	(3,775)
Total stockholders’ equity	205,499	203,014	177,230
Total liabilities and stockholders’ equity	$1,996,641	$1,961,894	$1,697,471

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	June 30, 2019	March 31, 2019	June 30, 2018
INTEREST INCOME
Interest and fees on loans	$20,233	$18,544	$16,223
Interest on investment securities	1,923	1,926	1,644
Other interest income	232	216	142
Total interest income	22,388	20,686	18,009

INTEREST EXPENSE
Interest on deposits	4,684	4,106	2,426
Interest on borrowings	1,373	1,424	1,263
Total interest expense	6,057	5,530	3,689
Net interest income	16,331	15,156	14,320

Provision for loan losses	369	265	567
Net interest income after provision for loan losses	15,962	14,891	13,753

NONINTEREST INCOME
Service charges on deposit accounts	434	400	327
Gain on sale of investment securities, net	227	2	22
Loss on sale of fixed assets, net	(11)	—	(1)
Gain (loss) on sale of other real estate owned, net	13	5	(4)
Servicing fees and fee income on serviced loans	150	180	253
Interchange fees	291	240	255
Income from bank owned life insurance	170	152	161
Change in the fair value of equity securities	57	172	3
Other operating income	411	130	177
Total noninterest income	1,742	1,281	1,193
Income before noninterest expense	17,704	16,172	14,946

NONINTEREST EXPENSE
Depreciation and amortization	873	764	629
Salaries and employee benefits	7,077	6,415	6,495
Occupancy	454	414	335
Data processing	644	536	565
Marketing	68	51	44
Professional fees	309	305	228
Acquisition expenses	—	905	—
Other operating expenses	2,129	1,913	1,864
Total noninterest expense	11,554	11,303	10,160
Income before income tax expense	6,150	4,869	4,786
Income tax expense	1,216	952	966
Net income	$4,934	$3,917	$3,820

EARNINGS PER SHARE
Basic earnings per common share	$0.49	$0.40	$0.39
Diluted earnings per common share	$0.48	$0.40	$0.39
Cash dividends declared per common share	$0.06	$0.05	$0.04

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	June 30, 2019			March 31, 2019			June 30, 2018
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,523,004	$20,233	5.33%	$1,436,798	$18,544	5.23%	$1,269,894	$16,223	5.12%
Securities:
Taxable	238,150	1,726	2.94	243,065	1,729	2.88	224,263	1,441	2.58
Tax-exempt	31,554	197	2.51	32,325	197	2.47	33,936	203	2.40
Interest-bearing balances with banks	30,488	232	3.05	31,250	216	2.80	25,720	142	2.20
Total interest-earning assets	1,823,196	22,388	4.93	1,743,438	20,686	4.81	1,553,813	18,009	4.65
Cash and due from banks	23,154			20,150			16,690
Intangible assets	26,501			22,301			20,064
Other assets	88,486			77,867			73,312
Allowance for loan losses	(9,778)			(9,565)			(8,170)
Total assets	$1,951,559			$1,854,191			$1,655,709

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$504,541	$1,333	1.06	$504,123	$1,353	1.09	$372,824	$641	0.69
Savings deposits	113,179	126	0.45	104,503	119	0.46	121,174	138	0.46
Time deposits	618,604	3,225	2.09	574,942	2,634	1.86	507,039	1,647	1.30
Total interest-bearing deposits	1,236,324	4,684	1.52	1,183,568	4,106	1.41	1,001,037	2,426	0.97
Short-term borrowings	127,196	685	2.16	135,894	733	2.19	140,595	579	1.65
Long-term debt	92,103	688	2.99	94,161	691	2.98	106,063	684	2.59
Total interest-bearing liabilities	1,455,623	6,057	1.67	1,413,623	5,530	1.59	1,247,695	3,689	1.19
Noninterest-bearing deposits	277,822			239,064			222,404
Other liabilities	14,203			11,682			9,809
Stockholders’ equity	203,911			189,822			175,801
Total liability and stockholders’ equity	$1,951,559			$1,854,191			$1,655,709
Net interest income/net interest margin		$16,331	3.59%		$15,156	3.53%		$14,320	3.70%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	June 30, 2019	March 31, 2019	June 30, 2018
Tangible common equity
Total stockholders’ equity	$205,499	$203,014	$177,230
Adjustments:
Goodwill	21,978	22,489	17,424
Core deposit intangible	4,331	4,554	2,617
Trademark intangible	100	100	100
Tangible common equity	$179,090	$175,871	$157,089
Tangible assets
Total assets	$1,996,641	$1,961,894	$1,697,471
Adjustments:
Goodwill	21,978	22,489	17,424
Core deposit intangible	4,331	4,554	2,617
Trademark intangible	100	100	100
Tangible assets	$1,970,232	$1,934,751	$1,677,330

Common shares outstanding	9,937,752	10,129,993	9,517,328
Tangible equity to tangible assets	9.09%	9.09%	9.37%
Book value per common share	$20.68	$20.04	$18.62
Tangible book value per common share	18.02	17.36	16.51

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		6/30/2019	3/31/2019	6/30/2018
Net interest income	(a)	$16,331	$15,156	$14,320
Provision for loan losses		369	265	567
Net interest income after provision for loan losses		15,962	14,891	13,753

Noninterest income	(b)	1,742	1,281	1,193
Gain on sale of investment securities, net		(227)	(2)	(22)
(Gain) loss on sale of other real estate owned, net		(13)	(5)	4
Loss on sale of fixed assets, net		11	—	1
Change in the fair value of equity securities		(57)	(172)	(3)
Core noninterest income	(d)	1,456	1,102	1,173

Core earnings before noninterest expense		17,418	15,993	14,926

Total noninterest expense	(c)	11,554	11,303	10,160
Acquisition expense		—	(905)	—
Core noninterest expense	(f)	11,554	10,398	10,071

Core earnings before income tax expense		5,864	5,595	4,855
Core income tax expense(1)		1,161	1,094	981
Core earnings		$4,703	$4,501	$3,874

Core basic earnings per common share		0.47	0.47	0.41

Diluted earnings per common share (GAAP)		$0.48	$0.40	$0.39
(Gain) loss on sale of investment securities, net		(0.01)	—	—
(Gain) loss on sale of other real estate owned, net		—	—	—
Loss on sale of fixed assets, net		—	—	—
Change in the fair value of equity securities		—	(0.01)	—
Acquisition expense		—	0.07	—
Nonroutine legal expense		—	—	0.01
Core diluted earnings per common share		$0.47	$0.46	$0.40

Efficiency ratio	(c) / (a+b)	63.93%	68.76%	65.49%
Core efficiency ratio	(f) / (a+d)	64.96%	63.96%	64.99%
Core return on average assets(2)		0.98%	0.98%	0.94%
Core return on average equity(2)		9.35%	9.62%	8.85%
Total average assets		$1,951,559	$1,854,191	$1,655,709
Total average stockholders’ equity		203,911	189,822	175,801

(1) Core income tax expense is calculated using the effective tax rates of 19.8%, 19.6% and 20.2% for the quarters ended June 30, 2019, March 31, 2019 and June 30, 2018, respectively.
(2) Core earnings used in calculation. No adjustments were made to average assets or average equity.